Exhibit 10.26

OPIANT PHARMACEUTICALS, INC.
401 Wilshire Blvd., 12th Floor
Santa Monica, CA 90401
STOCK OPTION GRANT
Dear Quan Vu,
Opiant Pharmaceuticals, Inc. (the "Company") has granted you options (the "Options") to purchase common stock of the Company (the "Common Stock") (with each share of Common Stock, a "Share") as follows:
Board Approval Date:            October 6, 2016
Date of Grant:                October 6, 2016

Exercise Price per Share:	US$10.00, which shall be equal to or greater than the fair market value of a Share of Common Stock on the Date of Grant.

Total Number of Shares Granted:        25,000
Method of Exercise:            Cashless Exercise
Type of Options:             Non-Qualified Stock Options
Expiration Date:                October 5, 2026

Termination Period:
Except as otherwise provided below, these Options may be exercised for a period of ten (10) years from the Date of Grant. You are responsible for keeping track of these exercise periods in the event you no longer are employed by the Company. The Company will not provide further notice of such periods.

Notwithstanding anything herein to the contrary, in the event you no longer are employed by the Company, any vested and exercisable Options at such date may be exercised by you at any time prior to the earlier of (i) the Expiration Date, or (ii) the 90-day anniversary of the date when you no longer are employed by the Company.

Transferability:	These Options may not be transferred, except upon your death or as permitted by applicable laws and regulations.
Restriction on Exercise:             None, except as provided herein.

Vesting:
These Options shall vest as per the following schedule: 694 Options shall vest on each of the first, second, third, fourth, fifth, sixth, seventh, eighth, ninth, tenth, eleventh, twelfth, thirteenth, fourteenth, fifteenth, sixteenth, seventeenth, eighteenth, nineteenth and twentieth month anniversaries of the Date of Grant. 695 Options shall vest on each of the twenty-first, twenty-second, twenty-third, twenty-fourth, twenty-fifth and twenty-sixth, twenty-seventh, twenty-eighth, twenty-ninth, thirtieth,

Exhibit 10.26

thirty-first, thirty-second, thirty-third, thirty-fourth, thirty-fifth and thirty-sixth month anniversaries of the Date of Grant.

Death:
Notwithstanding anything herein to the contrary, in the event of your death, all exercisable Options may be exercised by your estate (or as may otherwise be provided for by you) at any time prior to the expiration date of the term of the Options.

Fundamental Transaction:
Unless the Board of Directors of the Company (the "Board") shall reasonably determine otherwise in good faith, in the event that the Company effects a Fundamental Transaction (as defined below), any outstanding Options shall be fully exercisable regardless of the vesting and exercise schedule otherwise applicable to such Options. You shall have the right to receive the consideration per Share receivable by other holders of Shares of Common Stock as a result of such Fundamental Transaction. If holders of Shares of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction with respect to the Shares, then you shall be given the same choice.

Notwithstanding the foregoing, in the event of a Fundamental Transaction and if the Board may reasonably determine in good faith, the Options may be (i) honored or assumed, or new rights substituted therefore (such honored, assumed or substituted award hereinafter called an "Alternative Award"), by the Company or its affiliates or any successor entity in the Fundamental Transaction immediately following the Fundamental Transaction; provided that any such Alternative Award must provide you with (a) rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under the Options and (b) substantially equivalent value to such Options (determined at the time of the Fundamental Transaction); or (ii) purchased by the Company by paying to you an amount of cash equal to the value of the remaining unexercised portion of the Options on the date of the consummation of such Fundamental Transaction to be determined by a reasonable method selected by the Board in good faith. In the event that a successor entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of the Options referring to the "Company" shall refer instead to the successor entity) the Company, such successor entity may exercise every right and power of the Company and shall assume all of the obligations of the Company under Options with the same effect as if such successor entity had been named as the Company therein.
For purposes of this provision, the term "Fundamental Transaction" shall mean the Company, directly or indirectly, in one or more related transactions effects, complete or consummates, as applicable any (i) merger or consolidation of the Company with or into another person, or (ii) reclassification, reorganization or recapitalization of the Common Stock or any compulsory Share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, (iii) sale, lease, license,

Exhibit 10.26

assignment, transfer, conveyance or other disposition of 50% or more of its assets, (iv) purchase offer, tender offer or exchange offer (whether by the Company or another person) pursuant to which holders of Common Stock are permitted to sell, tender or exchange their Shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, or (v) stock or Share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another person or group of persons whereby such other person or group acquires more than 50% of the outstanding Shares of Common Stock (not including any Shares of Common Stock held by the other person or other persons making or party to, or associated or affiliated with the other persons making or party to, such stock or Share purchase agreement or other business combination).

Adjustments:
If there is any change in the number or kind of Shares of Common Stock outstanding (i) by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of Shares, (ii) by reason of a merger, reorganization or consolidation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding stock as a class without the Company's receipt of consideration, or if the value of outstanding Shares of stock is substantially reduced as result of a spinoff or the Company's payment of any extraordinary dividend or distribution, the kind and number of Shares covered by, or to be issued or issuable under, any outstanding Options and the price per Share or the applicable market value of such Options shall be required to be equitably adjusted by the Company to reflect any increase or decrease in the number of, or change in the kind or value of, issued Shares to preclude, to the extent practicable, the enlargement or dilution of rights and benefits such outstanding Options; provided, however, than any fractional Shares resulting from such adjustment shall be eliminated. Any adjustments to outstanding Options shall be consistent with Section 409A of the Internal Revenue Code, to the extent applicable. The adjustments of Options hereunder shall include adjustment of Shares, Exercise Price, or other terms and conditions, as the Company deems appropriate so long as the Company acts in good faith and in a fair and reasonable manner.

Any adjustments determined by the Company shall be final, binding and conclusive so long as the Company acts in good faith and in a fair and reasonable manner.
Following receipt by the Company of evidence and/or an indemnity from you to the Company in a form reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of these Options or any certificates for representing the Shares underlying these Options and, in the event of mutilation, following the surrender and cancellation of such Options or stock certificate, the Company will make and deliver replacement Options or stock certificate of like tenor and dated as of such cancellation, in lieu of these Options or stock certificates, without any charge therefor, it being understood that the making and/or delivery of such replacement

Exhibit 10.26

Options or stock certificates by the Company will not be unreasonably withheld. Any such replacement Options or stock certificates shall be subject to the same terms, conditions, and restrictions as these Options and any Shares underlying these Options. Subject to the restrictions and requirements of applicable law, these Options are exchangeable at any time for an equal aggregate number of options of different denominations, as reasonably requested by you surrendering the same, or in such denominations as may be requested by you (but not exceeding the number of Shares underlying the Options in these Options in the aggregate). No service charge will be made for such registration or transfer, exchange or reissuance.
Upon the exercise of these Options, the fair market value per Share shall be equal to the closing price of the Shares on the day prior to such exercise. Exercise of these Options shall occur by your: (i) surrendering the exercised Options at the principal office of the Company together with a properly completed and signed Notice of Exercise of Stock Option (as per Exhibit A), and (ii) providing via email a readable .pdf or scan of all of the documentation set forth in (i) to the email addresses of the Chief Executive Officer, Chief Financial Officer and Controller (if the Company has a Controller at such time) of the Company at the time of such surrender (the current applicable email addresses being: rciystal@opiant.com and kpollack@opiant.corn).
Upon exercise of these Options pursuant to the terms of the prior paragraph, the number of Shares of Common Stock to be issued to you shall be computed using the following formula:
X =    Y(A-B)
A
Where X =    the number of Shares of Common Stock to be issued to you

Y =
the number of Shares of Common Stock purchasable under the Options or, if only a portion of the Options are being exercised, the portion of the Options being exercised (at the date of such calculation)

A =	the closing price of one Share of the Common Stock on the day prior to such exercise (as adjusted to the date of such calculation)

B =	the Exercise Price per Share (as adjusted to the date of such calculation)

These Options may be delivered to you electronically with a scanned signature, in which case they shall have the same effect and force as if they had been delivered in original signed form.
By your signature and the signature of the Company's representative below, you and the Company agree to the terms of these Options.
OPIANT PHARMACEUTICALS, INC.
/s/ Quan Vu                         /s/ Kevin Pollack
Kevin Pollack, Chief Financial Officer